Exhibit 5.1

[M Partners S.à r.l. Letterhead]

ARD Finance S.A. 56, rue Charles Martel L-2134 Luxembourg	M Partners S.à r.l. 56, rue Charles Martel L-2134 Luxembourg T +352 26 38 68 1 F +352 26 38 68 66 www.mpartners.lu Solutions. Considered.

12 April 2017

Dear Sirs

REGISTRATION STATEMENT ON FORM F-4 — EXHIBIT 5.1 OPINION

We are a law firm authorised to practise in the Grand Duchy of Luxembourg and have acted as counsel to ARD Finance S.A., a public limited liability company (société anonyme) organised and existing in accordance with the laws of Luxembourg, with registered office at 56, rue Charles Martel, L-2134 Luxembourg registered with the Luxembourg Register of Commerce and Company (the “RCS Luxembourg”) under number B 160.806 (the “Company”) in connection with the Registration Statement of the Company on Form F-4, including amendments and exhibits thereto (the “Registration Statement”), under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Company’s offer to exchange all of the outstanding $770,000,000 7.125% / 7.875% Senior Secured Toggle Notes due 2023 and €845,000,000 6.625% / 7.375% Senior Secured Toggle Notes due 2023 (the “Original Notes”) for an equal principal amount of 7.125% / 7.875% Senior Secured Toggle Notes due 2023 and 6.625% / 7.375% Senior Secured Toggle Notes due 2023 (the “Exchange Notes”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture, dated as of September 16, 2016 (the “Indenture”), originally among the Company and Citibank N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, and Citigroup Global Markets Deutschland AG, as registrar which entities were substituted by The Bank of New York Mellon as successor trustee, registrar, U.S. paying agent and transfer agent and The Bank of New York Mellon, London Branch as successor principal paying agent, security agent and transfer agent in terms of the Agreement of Resignation, Appointment and Acceptance (as defined below)

We have been instructed by the Company to issue this legal opinion (the “Opinion”) as Exhibit 5.1 to the Registration Statement.

1.                              DOCUMENTS REVIEWED

1.1                       We have reviewed and considered the following documents for the purposes of providing this Opinion:

1.1.1                          a copy of the Indenture;

M Partners société à responsabilité limitée is a law firm registered with and regulated by the Barreau de Luxembourg

RCS Luxembourg B 169704  — Corporate Capital: EUR 12,500

VAT registration No: LU25506176

1.1.2                          a copy of the Registration Statement;

1.1.3                          a copy of the fully executed agreement of resignation, appointment and acceptance dated 12 April 2017 between the Company, Citibank N.A., London Branch, Citibank, N.A., Citigroup Global Markets Deutschland AG, The Bank of New York Mellon and The Bank of New York Mellon, London Branch in terms of which Citibank N.A., London Branch, as trustee, principal paying agent, transfer agent and security agent, Citibank, N.A., as U.S. paying agent, and Citigroup Global Markets Deutschland AG, as registrar were substituted by The Bank of New York Mellon as successor trustee, registrar, U.S. paying agent and transfer agent and The Bank of New York Mellon, London Branch as successor principal paying agent, security agent and transfer agent under the Indenture (the “Agreement of Resignation, Appointment and Acceptance”);

1.1.4                          a copy of the consolidated version of the articles of association of the Company, as enacted in the notarial deed dated 22 February 2017, drawn up by Maître Carlo Wersandt, Notary in Luxembourg (the “Articles”);

1.1.5                          an electronic extract from the RCS Luxembourg for the Company dated 12 April 2017 (the “Extract”);

1.1.6                          an electronic certificat de non-inscription d’une décision judicaire, issued by the RCS Luxembourg on 12 April 2017 certifying that as at 11 April 2017 the Company has not been, among other things, declared bankrupt (the “Certificate”);

1.1.7                          the PDF copy of the signed minutes of the meeting of the board of directors of the Company held on 3 March 2017 (the “Minutes”).

The documents referred to under paragraphs 1.1.1 to and including 1.1.7 are jointly referred to as the “Documents”.

1.2                       Save for the Documents, we have not, for the purposes of this Opinion, examined any contracts, agreements, instruments or other documents (even if same are referred to in the Documents), or any other corporate records of the Company.

2.                              JURISDICTION AND ASSUMPTIONS

2.1                       This Opinion relates only to the laws of Luxembourg as such laws are in force and are construed by published court precedents as at the date of this Opinion. This Opinion is given on the basis that it will be governed by, and construed in accordance with the laws of Luxembourg. We neither express nor imply any view or opinion on and/or in respect of the laws of any jurisdiction other than Luxembourg, and we have made no investigation of any other law which may be relevant to any of the documents submitted to us or the opinions herein contained. We do not express any opinion as to any matter of fact contained in, or the accuracy of any financial calculation required pursuant to, the Documents, or otherwise, nor any economic, financial or statistical information contained in the Documents. No opinion is given on tax, anti-trust, competition or any other matters not expressly covered in this Opinion.

2.2                       The opinions contained in paragraph 3 below are made on the following assumptions:

2.2.1                          that all signatures, stamps and seals on all documents submitted to us are genuine and correct;

2.2.2                          that all documents submitted to us as certified, scanned, faxed or e-mailed copies are complete and conform to the originals of those documents;

2.2.3                          that all original documents are authentic;

2.2.4                          that all factual matters and statements relied upon or assumed herein are true and complete as of the date of this Opinion;

2.2.5                          that the information contained in the Extract and Certificate is true, accurate, complete and up-to-date;

2.2.6                          that no law other than the laws of Luxembourg affects the opinions set out herein and that no other law, other than the laws of Luxembourg, has a negative impact on the views expressed in this Opinion;

2.2.7                          that each of the Documents is in full force and effect and have not been amended, rescinded, declared null or void or revoked;

2.2.8                          that the Minutes are a true and correct record of the proceeding of the board meeting of the Company held on 3 March 2017, which was duly convened and held, and at which a quorum was present throughout, in each case, in the manner prescribed in the Articles;

2.2.9                          that the resolutions set out in the Minutes were duly passed in the manner prescribed in the Articles (including, without limitation, with respect to the disclosure of interest (if any) by directors of the Company);

2.2.10                   that the place of central administration (siège de l’administration centrale) of the Company and the centre of main interests of the Company for purposes of Council Regulation 1346/2000 of 29 May 2000 on insolvency proceedings are at its registered office and that the Company has no establishment within the meaning of the said Regulation in another “EU Member State” to which such Regulation is applicable;

2.2.11                   that the Exchange Notes are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of Luxembourg);

2.2.12                   that all parties have the capacity, power, authority and legal right under the relevant laws and regulations (other than, with respect to the Company, the laws of Luxembourg) to enter into, execute, unconditionally deliver and perform their respective obligations under the Exchange Notes;

2.2.13                   that there is no contractual or other prohibition or restriction (other than as arising under Luxembourg law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Exchange Notes; and

2.2.14                   that prior to, at the time of, and immediately following the execution of the Exchange Notes, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Exchange Notes for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

2.3                       In this Opinion, words and phrases in English shall have their ordinary meaning and construed accordingly.

3.                              OPINION

3.1                       Based on (i) our review of the Documents, (ii) the laws of Luxembourg, (iii) all of the assumptions referred to above being true and correct, and (iv) the incorporation into the Opinion of the reservations referred to below, we are of the opinion, that, at the date of this Opinion:

3.1.1                          with reference to the Articles, the Extract and the Certificate, the Company has been duly incorporated and is validly existing under the laws of Luxembourg for an undetermined duration and is duly registered with the RCS Luxembourg;

3.1.2                          the Company has all requisite corporate power and authority to issue the Exchange Notes;

3.1.3                          the Company has duly authorised its entry into and issuance of the Exchange Notes; and

3.1.4                          with reference to the Certificate only, no judicial decision opining judicial proceedings (including in particular bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings) against the Company has been registered with the RCS Luxembourg on the date hereof.

4.                              RESERVATIONS

4.1                       The opinions expressed in paragraph 3 above are subject to the following reservations:

4.1.1                          the opinions expressed are subject to any applicable bankruptcy, insolvency, reprieve from payment (sursis de paiement), moratorium and/or similar laws affecting creditor’s rights generally including, without limitation, controlled management (gestion contrôlée);

4.1.2                          the Certificate only confirms whether a judicial insolvency decision (“Decision”) in respect of the Company has been registered with the RCS Luxembourg by 11 April, 2017 but not whether proceedings have been initiated to obtain a Decision. A Decision needs only be registered within one month of its being rendered and so a Decision may have been made but not yet registered with the RCS Luxembourg as of the date of the Certificate; and

4.1.3                          the corporate documents (including, but not limited to, any notice of a winding-up or liquidation, order or resolution or notice of the appointment of receivers, manager or administrator) of the Company may not be held at the RCS Luxembourg immediately after issue, and there may have been a delay in the relevant notice appearing on the file of the Company. The basis of the opinions expressed in paragraph 3 above may thereby not be accurate.

5.                              GENERAL

5.1                       We undertake no responsibility to notify the Company of any change in the laws of Luxembourg or their construction, interpretation or application after the date of this Opinion, or of any change of circumstances occurring after the date of this Opinion affecting the Company which may have a bearing on this Opinion.

5.2                       In this Opinion, Luxembourg legal concepts are translated into English terms and are not used in their original French form as used in Luxembourg Laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This Opinion may, therefore, only be relied upon under the express condition that any issue of interpretation or any other issues arising therefrom be governed by Luxembourg laws.

5.3                       This opinion is issued by M Partners S.à r.l. in its capacity as a law firm entitled to practice as such in Luxembourg.

5.4                       This opinion is to be governed and construed in accordance with Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

5.5                       We consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the 1933 Act.

Yours faithfully

/s/ M Partners S.à r.l.

M Partners S.à r.l.